Exhibit 99.1

AmerisourceBergen Corporation

P.O. Box 959

Valley Forge, PA 19482

Contact: Barbara Brungess

                610-727-7199

                bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

MICHAEL DICANDILO; TIM GUTTMAN TO SERVE AS ACTING CFO

Company Reaffirms Fiscal Year 2012 EPS Guidance Range of $2.74 to $2.84

VALLEY FORGE, PA, February 13, 2012 — AmerisourceBergen Corporation (NYSE: ABC) today announced that Michael D. DiCandilo, the Company’s Executive Vice President and Chief Financial Officer, has left the Company to pursue other interests, effective immediately.

“Mike departs the Company with an impeccable record of service over his 21 years, including the past ten as our Chief Financial Officer,” said Steven H. Collis, President and Chief Executive Officer of AmerisourceBergen. “His tremendous contributions to the success of AmerisourceBergen through his fiscal leadership and business stewardship are greatly appreciated, and we wish him all the best in his future endeavors.”

Also effective immediately, Tim G. Guttman, the Company’s Vice President and Corporate Controller since 2002, will serve as acting CFO and will assume responsibility for the Company’s core financial functions on an interim basis. Guttman was previously Vice President, Finance of Syncor International, and held financial planning and financial services managerial positions at Disney Consumer Products, Pizza Hut, Inc. and PepsiCo, Inc.. Guttman started his career as a certified public accountant with accounting firm Deloitte & Touche.

AmerisourceBergen has engaged an executive search firm to manage the recruitment of a new Chief Financial Officer.

In addition, the Company said that it continues to expect diluted earnings per share in fiscal year 2012 to be in the range of $2.74 to $2.84. Also unchanged are the assumptions supporting the expected diluted earnings per share range for fiscal year 2012, including: flat to modest revenue growth; operating margin growth in the high single-digit to low double-digit basis points range; and free cash flow in the range of $700 million to $800 million, which includes capital expenditures in the $150 million range. Subject to market conditions, we continue to expect to spend approximately $400 million to repurchase our common shares in fiscal year 2012.

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $80 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 11,000 people. AmerisourceBergen is ranked #27 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale and purchase of pharmaceutical products or services and any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to continue to implement an enterprise resource planning (ERP) system to handle business and financial processes and transactions (including processes and transactions relating to our customers and suppliers) of AmerisourceBergen Drug Corporation operations and our corporate functions as intended without functional problems, unanticipated delays and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States, including changes and/or potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing and service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax laws or legislative initiatives that could adversely affect our tax positions and/or our tax liabilities or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

# # #